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                           FORM N-4, ITEM 24(b)

8.51 Form OF ADMINISTRATIVE SERVICES AGREEMENT BETWEEN American United Life Insurance Company and OneAmerica Securities, Inc. and Payden
& Rygel Distributors
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                       ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the "Agreement") is entered into as of this 15th day of September, 2010, by and among American United Life Insurance Company and OneAmerica Securities, Inc., both corporations organized and existing under the laws of the state of Indiana ("Service Provider") and Payden & Rygel Distributors, a California corporation ("Distributor").

WITNESSETH:

WHEREAS, Service Provider desires to provide administrative services comprised of certain recordkeeping, trustee, reporting and processing services to certain qualified employee benefit plans, 403(b) plans, 457 plans and other group employee retirement plans (each a "Benefit Plan" and, collectively, the "Benefit Plans"), which services include processing and transfer arrangements for the investment and reinvestment of Benefit Plan assets in investment funds specified by an entity not related to Service Provider such as a sponsor of a Benefit Plan ("Benefit Plan Sponsor"), an investment adviser, or administrative committee of the Benefit Plan, generaJly upon the direction of participants of such Benefit Plans or their beneficiaries (the "Participants");

WHEREAS, Service Provider desires to make shares ("Fund Shares") of the mutual funds of each of The Payden & Rygel Investment Group and The Metzler/Payden Investment Group listed on Appendix A hereto, as Appendix A shall be amended and supplemented from time to time (each a "Fund" and collectively, the "Funds"), available for purchase by Benefit Plans and their Participants; and

WHEREAS, DistributQr and Service Provider desire to facilitate the purchase, exchange and redemption of Fund Shares by Benefit Plans on behalf of their Participants, through one or more accounts maintained by Service Provider in each Fund, as described in Section 3 below ("Benefit Plan Accounts).

NOW THEREFORE, the parties hereto agree as follows:

1.Performance of Services. Service Provider agrees to perform the administrative functions and services set forth below in this Section 1 or as requested by the Benefit Plans with respect to Fund Shares owned by the Benefit Plans and included in the Benefit Plan Accounts (the "Services"). The Services to be performed by Service Provider under this Agreement shall include, without limitation:

(a)Maintaining account records for each Participant, including (i) a daily record of the number of shares of a Fund owned by the Benefit Plan on behalf of each Participant, (ii) the value of each Participant's account ("Participant Account"), (iii) the dividends accrued on such accounts, and (iv) a record of all exchanges, purchases, and redemptions for each Participant Account

(b) Processing trade corrections and exceptions for Participant records when required;

(c)  Returning Participant phone calls;

(d) Responding to written correspondence or other communications from Participants or beneficiaries;

(e)  Mailing account statements and notices to Participants;

(f) Receiving orders, in accordance with the procedures outlined in Section 9 hereof, for the purchase, exchange and redemption by Benefit Plans of Fund Shares; and

(g) Reporting tax-related information to governmental authorities and Participants as required by federal and state laws, rules and regulations as in effect from time to time and calculating and processing applicable withholding of all taxes.

Neither Distributor nor any Fund shall have any responsibility with respect to the provision of administrative or recordkeeping services for Benefit Plans, including tax reporting or tax withholding for the individual Participants. With respect to all services provided under this Agreement, Service Provider shall comply with all relevant practices, policies and procedures as set forth in each applicable Fund's then-current prospectus (including any supplements thereto) ("Prospectus") and then-current statement of additional information (including any supplements thereto) ("SAI"), and with all applicable federal and state laws, rules and regulations.

2.Purchase of Fund Shares. Distributor shall make Fund Shares available for purchase by Benefit Plans in accordance with the terms of each Fund's Prospectus and SA!. Alternatively, if the broker-dealer of record so requests, or if there is no broker-dealer of record on the Benefit Plan Account and Service Provider specifically requests, Distributor may make such Fund Shares available for purchase by Benefit Plans and their Participants through the broker-dealer of record, if any, at net asset value ("NA V") without sales charge (and without the payment of a sales commission) in accordance with the terms of each Fund's Prospectus and SA!. The Fund Shares shall be available for purchase for so long as such Fund Shares remain generally available for purchase by the public or for so long as this Agreement has not been terminated pursuant to Section .18 hereof. It is acknowledged and agreed that the availability of the Fund Shares shall be subject to such Fund's Prospectus and SAI, federal and state securities laws and applicable rules and regulations of the Financial Industry Regulatory Authority ("FINRA").

3. Pricing Information. Distributor orits designee shall furnish Service Provider, with respect to each Fund,

(a) net asset value information as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern Time) or as of such earlier times at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each business day that the New York Stock Exchange is open for business ("Business Day");

(b) dividend and capital gains information as it becomes available; and

( c) in the case of income funds, the daily accrual for interest rate factor (mil rate). Distributor shall use its best efforts to provide such information to Service Provider by means of efectronic transmission or other mutually acceptable means by 6:00 p.m. Central time on each Business Day.

4.Benefit Plan Accounts. Unless otherwise agreed to by Distributor and Service Provider, the transfer agent ("Transfer Agent") for the Funds shall maintain one omnibus account per Benefit Plan in each Fund registered in the name of the Benefit Plan.


5. Payments for Services. In consideration of the Services provided by Service Provider pursuant hereto and subject to Service Provider's compliance with all of the provisions of this Agreement, Distributor shall pay to Service Provider the Shareholder Service Fee amount set forth in Appendix A hereto. Such obligation to pay Service Provider hereunder shall be suspended if Service Provider transmits trade information for Participant Accounts to a third-party intermediary with which Distributor has established similar paYment arrangements. Additionally, Distributor may, in its discretion, withhold all or a portion of any Shareholder Service Fee paYment otherwise due to Service Provider if Service Provider is in breach of any . representation, warranty or covenant set forth in Section 19 hereof. The. payment of the Shareholder Service Fee amount set forth in Appendix A hereto to Service Provider shall be in return for Service Provider's performance of the Services only, and is not intended to, and shall not, constitute payment in any manner for the provision of investment advisory or distributionrelated services by Service Provider.

6. l2b-l Service Fees. Distributor may compensate dealers, brokers, banks and other financial institutions, including Service Provider, under the terms set forth in each applicable Fund's Prospectus and distribution plan ("Rule 12b-l plan") pursuant to Rule 12b-l under the Investment Company Act of 1940, as amended (the "Investment Company Act"), for providing personal service and maintenance of accounts as described below of Participants with Benefit Plan Accounts that hold Fund Shares. Such compensation is referred to herein as a "12b1 Fee," and the 12b-l Fee for each applicable Fund is set forth in Appendix A hereto. The services to be provided in return for payment of a l2b-l Fee include, among others:

(a) Answering customer inquiries about the Fund and providing other personal service;

(b) Assisting in establishing and maintaining accounts in the Fund;

(c) Making the Funds available and providing other services at the request of the Fund or Distributor; and

(d) The Services described in Section 1, above.

If there is a broker-dealer of record on the Benefit Plan Account, it shall be presumed that the broker-dealer is providing those services and is eligible to receive paYment of the 12b-l Fee. If, however, Service Provider is providing those services to the Benefit Plan Account and Service Provider acknowledges that fact in writing to Distributor, and if the broker-dealer of record agrees in writing to the payment ofthe 12b-l Fee to Service Provider, Distributor may, in its discretion, pay the 12b-l Fee to Service Provider. If there is no broker-dealer ofrecord on any

Benefit Plan Account that is subject to this Agreement and Service Provider certifies in writing to Distributor that it is providing the services described above, Distributor may, in its sole discretion, pay the 12b-l Fee to Service Provider. Service Provider shall cause such certifications to be submitted to Distributor in substantially the form set forth in Appendix B hereto. The amount of the 12b-l Fee, the calculation of the 12b-l Fee and the payment of the 12b-l Fee shall be consistent with the terms set forth in each applicable Fund's Prospectus and SA! and Rule 12b-l Plan. The payment of the 12b-l Fee to Service Provider by or on behalf of a Fund is subject to the limitations set forth in the applicable Rule 12b-l Plan and may be reduced, revised or terminated altogether at any time at the discretion of that Fund's board of trustees.


7. Maintenance of Records and Procedures.

(a)Recordkeeping and other administrative services to Participants shall be the responsibility of Service Provider and shall not be the responsibility of Distributor, Transfer Agent or the Funds. Neither Distributor, Transfer Agent nor the Funds shall maintain separate accounts or records for Participants. Service Provider shall maintain and preserve all records as required by applicable law, rules, regulations and/or this Agreement in connection with providing the services described herein, and shall otherwise comply with all laws, rules and regulations applicable thereto. Service Provider acknowledges that, to the extent records are required to be maintained and preserved by the Service Provider with respect to a Fund pursuant to the provisions of Rule 31 a-I and Rule 31a-2 under the Investment Company Act, the records are the property of such Fund. Notwithstanding the foregoing, upon request of Distributor, Transfer Agent or any Fund, Service Provider shall provide to each requesting party copies of the historical records relating to transactions between the Fund and the Benefit Plan, written or electronic communications regarding the Fund to and from the Benefit Plan and other material, in each case
(i) as are maintained by Service Provider in the ordinary course of business and
(ii) as may reasonably be requested to enable the Fund and its representatives, including without limitation such Fund's auditors or legal counsel, to (A) monitor and review the Services; (B) comply with any request of a governmental body, self regulatory organization or the Benefit Plan; (C) verify compliance by Service Provider with the terms of this Agreement and with all applicable laws, rules and regulations; or (D) make required. regulatory reports, as further described in Section 8 below.

(b)Service Provider further agrees that it shall permit Distributor (or its designated agent) and each Fund (or its designated agent) to have access to Service Provider's procedures, personnel and records during normal business hours upon reasonable notice to Service Provider in order to facilitate the monitoring of: (i) the quality of Services provided under this Agreement; (ii) Service Provider's compliance with the terms of this Agreement, including, without limitation, Service Provider's compliance with the terms of this Agreement and any other agreement between the parties; (iii) the accuracy and functionality of Service Provider's recordkeeping system (including, without limitation, Service Provider's disaster readiness and recovery systems); and
(iv) the accuracy of the invoices submitted to Distributor for payment. The parties to the Agreement agree to cooperate in good faith in providing records to one another pursuant to this Section 7.

8. Reporting. Service Provider and Distributor agree that, with respect to any Fund, Service Provider shall report to Distributor, Transfer Agent, or a designated third party, in any manner consistent with applicable state Blue Sky requirements, the number of the Fund's Shares.. purchased by any omnibus account in the Fund registered in the name of Service Provider. At Distributor's request, Service Provider shall provide Distributor or Transfer Agent with any and all information about any Benefit Plans or its Participants maintained by Service Provider, as may be reasonably necessary to permit Distributor, Transfer Agent or any Fund to comply with any request received from the Fund's Board of Trustees, any governmental body, any self-regulatory organization, any internal audit or other compliance personnel of Distributor, Transfer Agent or a Fund, or a trustee, plan administrator or sponsor of, or a Participant in, a Benefit Plan.

9.Representations by Service Provider About Distributor and the Funds. Service Provider is not authorized to make any representation to anyone concerning Distributor, any Fund or any Fund Shares that is not contained in the Prospectus, SAI, or in other written marketing materials prepared and distributed by Distributor for such use. Service Provider shall not use any written marketing materials or other sales literature concerning Distributor or any Fund without the express written pre-approval of Distributor in each instance.

10. Limited Appointment as agent (a)Service Provider is hereby appointed to act as Distributor's agent solely for the purpose of receiving orders, in ac~ordance with the procedures outlined herein, for the purchase, exchange and redemption by Benefit Plans of Fund Shares. Except as provided in the foregoing sentence, Service Provider shall not be, nor shall it hold itself out to the public or engage in any activity as, an agent or distributor for any Fund, Distributor, Transfer Agent, or any of their affiliates. Neither Service Provider nor any of Service Provider's personnel shall provide investment advice in connection with the performance of Service Provider's duties under this Agreement. Nothing in this Agreement shall be construed to cause Distributor to have any supervisory obligations with respect to. Service Provider or any of Service Provider's personnel, and Service Provider sh~l not make any representations to the contrary. Service Provider also acknowledges that Service Provider shall be responsible for satisfaction of its supervisory obligations with respect to Service Provider's personnel. Nothing herein shall be construed to cause Service Provider or any of Service Provider's personnel to be employees of Distributor. Service Provider's maintenance of Participant Account level records for Benefit Plans is undertaken as agent for such Benefit Plans and not as agent for any Fund, Distributor, or any of their affiliates. Distributor agrees that Service Provider may designate and authorize such intermediaries as it deems necessary, appropriate or desirable to receive orders, in accordance with the procedures outlined herein, for the purchase, exchange and redemption by Benefit Plans of Fund Shares.

(b)Service Provider acknowledges that: (i) instructions in proper form for the purchase, exchange and redemption of Fund Shares from Benefit Plans (or from Participants) as provided herein must be received by Service Provider at or before the close of trading on the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) ("Close of Trading") on a Business Day ("Instructions"); and (ii) Service Provider Orders that are derived from Instructions received by Service Provider after the Close of Trading on a Business Day shall receive the NA V that is calculated for the Business Day next succeeding the Business Day on which Service Provider received such Instructions from Benefit Plans (or from Participants) provided such Service Provider orders are transmitted to Transfer Agent by the applicable deadline for such next succeeding Business Day. For purposes of this Agreement, "Business Day" means each day that the New York Stock Exchange is open for business.

11. Provision of Materials. Distributor shall provide via hard copy or electronic document delivery without charge to the Benefit Plan, as the Fund shareholder of record, one copy of each applicable Fund's Prospectus, SAI, relevant proxy material, and periodic reports to shareholders. Distributor may provide to Service Provider such other reports, documents or information as Service Provider may reasonably request. Service Provider shall forward, at its own cost, any of the above-described materials to each Benefit Plan or Participants therein.

12. NSCC Fund/SERV.

(a)If transactions in Fund Shares are to be processed through the National Securities Clearing Corporation's (''NSCC'') Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, then both Service Provider, or its designee, and Distributor shall be bound by the terms of the FundiSERV Agreement filed by each with the NSCC. Without limiting the generality of the following provisions of this Section, Service Provider, or its designee, and Distributor each shall perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to FundiSERV and the Networking Matrix Level (as described in the Fund/SERV Agreement) utilized.

(a)If transactions in Fund Shares are to be processed through the National Securities Clearing Corporation's (''NSCC'') Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, then both Service Provider, or its designee, and Distributor shall be bound by the terms of the FundiSERV Agreement filed by each with the NSCC. Without limiting the generality of the following provisions of this Section, Service Provider, or its designee, and Distributor each shall perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to FundiSERV and the Networking Matrix Level (as described in the Fund/SERV Agreement) utilized.

(b)Any information transmitted through the applicable Networking Matrix Level by any party to the other party and pursuant to this Agreement must be accurate, complete, and in the format prescribed by the NSCC. Each party, or its designee, shall adopt, implement and maintain procedures reasonably designed to ensure compliance with this Section 12 and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(c)Service Provider, or its designee, shall provide Transfer Agent with all information (and any subsequent changes to such information) necessary or appropriate to establish and maintain each Benefit Plan Account.

(d) All information that is received by Service Provider from Transfer Agent for inclusion in tax statements relating to an account must be reported by Service Provider to the Benefit Plan trustee, Benefit Plan Sponsor or other entity responsible for tax reporting in an accurate, complete and timely manner.

(e)The official Fund records of each Benefit Plan Account shall be determined by Transfer Agent. Service Provider and Transfer Agent shall reconcile any differences between their records. In the event of any discrepancy between the records of

Service Provider and Transfer Agent regarding a Benefit Plan Account, the records of Transfer Agent shall control pending resolution of the discrepancy.

(f)The purchase, sale, redemption and settlement of Funds Units will normally follow NSCC's Fund/SERV Processing Procedures, as described above. In the event that such procedures are not followed as described, the Manual Processing Procedures defined in Appendix C will apply.

13. Indemnity.(a) Distributor shall indemnify and hold harmless Service Provider, its affiliates, officers, directors, and employees against any losses, claims, damages, reasonable legal fees, expenses or liabilities that arise out of or are based upon (i) violation by Distributor of any applicable law, rule or regulation relating to the subject matter of this Agreement; (ii) any material breach of its representations or warranties contained in this Agreement; (iii) any untrue statement of a material fact contained in the Prospectus or sales literature of a Fund prepared by Distributor or the failure to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case relating to the subject matter of this Agreement; or (iv) any action or omission to act or failure to comply with the applicable terms of this Agreement as a result of Distributor's bad faith, gross negligence or willful misconduct.

(b) Service Provider shall indemnify and hold harmless Distributor, the Funds, their affiliates, and their respective officers, directors, trustees, and employees against any losses, claims, damages, reasonable legal fees, expenses, or liabilities that arise out of or are based upon Service Provider's: (i) violation of any law, rule, or regulation relating to the subject matter of this Agreement; (ii) any breach of the representations or warranties contained in this Agreement; (iii) any action or omission to act, or failure to comply with the terms of this Agreement as a result of Service Provider's bad faith, gross negligence or willful misconduct; or (iv) a cancellation or correction made subsequent to the date as of which an order has been placed, and Service Provider shall promptly pay such loss to Distributor or such Fund upon notification.


(iv) a cancellation or correction made subsequent to the date as of which an order has been placed, and Service Provider shall promptly pay such loss to Distributor or such Fund upon notification. ( c) Upon receiving notice of a claim, an indemnitee under this Section 13 shall give prompt written notice to the indemnitor, provided that the obligation of the indemnitor shall not be reduced on account of any failure or delay by the indemnitee in giving such notice to the indemnitor except to the extent that the indemnitor has been prejudiced in any material respect by such failure. The indemnitor may participate in or assume the defense against such a claim at its own expense. An indemnitee shall not compromise or settle any claim relating to the subject matter of this Agreement without the prior written consent of the indemnitor, which consent shall not be unreasonably withheld.




14. Expenses. Except as otherwise expressly provided by this Agreement, each party shall bear its own expenses relating to the discharge of its duties hereunder. No party to this Agreement shall be responsible for any expenses of the other party incident to this Agreement. No party shall charge the other parties any fee for bank wires executed pursuant to this Agreement.

15. Agreements With Other Parties. Service Provider may enter into agreements and arrangements similar to this Agreement with organizations other than Distributor. Distributor may enter into agreements and arrangements similar to this one with organizations other than Service Provider and may enter into arrangements with Benefit Plans for services similar to those to be provided under this Agreement.

16. Disclosure to Other Parties. Distributor may disclose to third parties that they have entered into this arrangement with Service Provider and Service Provider may disclose to third parties that it has entered into this arrangement with Distributor. No party shall disclose the compensation terms included herein to any other parties, except as may be required by applicable law, rules, regulations, Benefit Plan Sponsors, Participants, any governmental or regulatory authority (including, without limitation, the Securities and Exchange Commission, the FINRA, or any applicable national securities exchange), or any court of competent jurisdiction. Service Provider covenants to, and shall comply with all laws, rules, or regulations in effect from time that apply to Service Provider and/or the performance of services similar to the Services, including, without limitation, making any required disclosures to Benefit Plan Sponsors, Participants or Distributor concerning the amount or nature of fees charged by Service Provider, revenue sharing arrangements involving Service Provider, or other related financial or compensatory arrangements. Service Provider shall only make references to any Fund or, if applicable, to the availability of Fund Shares to be purchased at NAV, to current or prospective Benefit Plans.

17. Notices. Notices with respect to this Agreement shall be sent as follows:


If to Service Provider:     American United Life Insurance Company
                            One American Square
                            Indianapolis, IN 46282
                            ATTN: Retirement Services Marketing VP


If to Distributor, to:      Payden & Rygel Distributors
                            333 South Grand Avenue, 32nd Floor
                            Los Angeles, California 90071
                            Attn: General Counsel

18. Effectiveness: Termination.
(a) This Agreement shall become effective as of the date set forth above

(b) Any party to this Agreement may terminate this Agreement upon thirty days' written notice to the other parties; provided, however, that Distributor reserves the right, without notice, to suspend sales or to withdraw the offering of Fund Shares of any Food, in whole or in part, or to make a limited offering of Fund Shares of any Fund or to redeem Fund Shares of any Fund or take such other action as Distributor or the Fund's Board of Trustees determines is appropriate.

(c)The provisions of Sections 7,8,9, 13, 14, 16, 19,20 and 25 of this Agreement shall survive the termination of this Agreement.

(d)In the event a Benefit Plan terminates its arrangements with Service Provider, and is permitted by Distributor to assign its rights and responsibilities as provided in Section 21 of this Agreement and another entity succeeds Service Provider in providing services to that Benefit Plan that are substantially similar to the services provided by Service Provider hereunder, as part of its standard de conversion process, Service Provider shall transfer the records and data to such successor service provider.

19. Additional Representations, Warranties and Covenants. By signing this Agreement, each party represents to the others that it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and that by doing so it shall not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity.

Service Provider further represents, warrants and covenants to Distributor that:


(a) The arrangement provided for in this Agreement shall be disclosed to the Benefit Plan Sponsor and/or its Participants;

(b)Service Provider is not and shall not be a "fiduciary" of any Benefit Plan as such term is defined in Section 3 (21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

( c) The receipt by Service Provider of the fees described in Section 4 and, if applicable, Section 5 hereof shall not constitute a "non-exempt prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(d)Service Provider shall cause a restorable back-up copy of all Participant level records to be maintained at a secure off-site location and shall cause those records to be updated daily. In addition, Service Provider shall maintain a reasonable disaster readiness and recovery program;

(e)Service Provider is not required to be registered as a broker-dealer under applicable law, including as a result of entering into this Agreement, performing the Services as contemplated by this Agreement and receiving orders for the purchase, exchange and redemption by Benefit Plans of Fund Shares as set forth in Section 10 hereof; provided, however, Service Provider must comply with all applicable rules and regulations of the FINRA in connection with the performance of Services under this Agreement;

(f)Service Provider and Distributor agree to the terms of the Information Sharing Agreement required pursuant to SEC Rule 22c-2, as contained in Appendix D, attached hereto and made a part hereof;

(g)In connection with Service Provider's limited appointment as Distributor's agent hereunder: (i) Service Provider has and shall maintain internal controls and procedures in place that are reasonably designed to ensure that orders submitted by Benefit Plans for the purchase, exchange and redemption of Fund Shares are properly time stamped and otherwise processed in accordance with the terms of each Fund's Prospectus and all applicable laws, rules and regulations regarding the handling of mutual fund orders on a timely basis, including, without limitation, Section 22 of the Investment Company Act; (ii) Service Provider acknowledges that Instructions must be received by Service Provider at or before the Close of Trading on a Business Day in order to receive the NA V that is calculated for the Business Day on which Service Provider received such Instructions from Benefit Plans (or from Participants); (iii) Service Provider acknowledges that Service Provider Orders that are derived from Instructions received by Service Provider after the Close of Trading on a Business Day shall receive the NA V that is calculated for the Business Day next succeeding the Business Day on which Service Provider received such Instructions from Benefit Plans (or from Participants), provided such Service Provider Orders are transmitted to Transfer Agent by the applicable deadline for such next succeeding Business Day; and (iv) Service Provider shall notify Transfer Agent immediately (within one (1) Business Day) of any late-day trading activity of which Service Provider becomes aware;

(h)Service Provider shall provide, upon request of Distributor or Transfer Agent and consistent with applicable law, any policies and procedures, or summaries thereof, that Service Provider has in place to prevent or detect late-day trading with respect to Fund Shares and short-term transactions or arbitrage activity in contravention of each Fund's policy as disclosed in its Prospectus or that may harmful to each Fund and its shareholders or that may dilute the value of Fund Shares;


(i) Service Provider represents and warrants that it has, and will maintain, in place policies, procedures and internal controls in place that are reasonably designed to comply with all applicable anti-money laundering laws and regulations, including provisions of the USA PATRIOT Act of2001 and the regulations administered by the U.S. Department of the Treasury's Office of Foreign Assets Control. Service Provider also certifies that it has implemented a Customer Identification Program ("CIP") and agrees to perform the specific requirements of its CIP for all accounts not subject to ERISA;

G) Service Provider represents and warrants that it shall maintain the confidentiality and privacy of certain information it may receive in connection with fulfilling its obligations under this Agreement to the extent required by law. In furtherance of and without limiting the foregoing sentence, Service Provider agrees that it shall comply with all applicable provisions of (i)
Section 504 of the Gramm-Leach-Bliley Financial Services Modernization Act ("GLB") (ii) requirements adopted by the Securities and Exchange Commission pursuant to GLB ("Regulation S-P"), (iii) any applicable state laws or regulations permitted by Section 507 of GLB, or (iv) any amendments or revisions of any of the foregoing (collectively, the "Privacy Requirements"). Service Provider shall not disclose any such information, except to the extent such disclosure is expressly permitted by the Privacy Requirements, and agrees to provide Transfer Agent, Distributor and any affected Benefit Plan not less than five (5) business days advance written notification of any such disclosure (subject to reduction required by applicable legal or regulatory requirements). Service Provider further agrees that it shall not use non-public personal information except as expressly permitted by the Privacy Requirements and this Agreement, taking into consideration the purposes for which such information has been provided to the Service Provider. In the event of any conflict between the provisions of this paragraph and any other provisions of this Agreement, the provisions of this paragraph shall control. Service Provider's obligations under this paragraph shall survive termination of this Agreement and shall continue until Service Provider has returned or destroyed all copies of the information covered by this paragraph.

(k) Service Provider represents and warrants that it will otherwise comply with all applicable federal and state laws, regulations, and rules in connection with this Agreement.

(l) Services shall be performed by qualified and appropriately licensed personnel of Service Provider in accordance with the terms of this Agreement and highest industry standards.

(m) Service Provider shall reconcile on each Business Day: (i) all transactions by each Benefit Plan involving Fund Shares (including purchases, exchanges, redemptions and reinvestments of dividends and capital gains distributions) with the corresponding Participant level transactions on its recordkeeping system, and (ii) the aggregate position for each Benefit Plan of all Participants on its recordkeeping system with the corresponding balance in the account as reflected on the Transfer Agent's recordkeeping system. Service Provider shall immediately advise Transfer Agent in writing of any discrepancies between its records and the balances as reflected on Transfer Agent's records. It shall be presumed that the account balances reflected on Transfer Agent's records are correct.

20. Use of Name. Except as otherwise provided for in this Agreement, neither party shall use the name or any trademark or service mark of the other party without their prior written consent. In the event this Agreement is terminated, Service Provider shall not use Distributor's name or the Payden & Rygel name or any other words that may be reasonably construed to imply a continuing relationship. Notwithstanding the foregoing, Service Provider shall be able to use the name of the Distributor for the purposes of identifying the Distributor and its funds as investment options available to customers of Service Provider without the prior approval of Distributor.

21. Assignment: Integration. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party hereto without the written consent of the other parties hereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, either party may transfer or assign, without the consent of the other party, its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by said party or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction. This Agreement contains the full and complete understanding among the parties with respect to the transactions covered and contemplated hereunder and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.


22. Amendment. This Agreement and any amendments thereto shall not be amended or modified except by written instrument executed by the party against which enforcement is sought.

23. Governing Law: Severability. This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of California without giving effect to conflicts of laws principles. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

24. Force Majeure. No party shall be liable, nor shall any party be considered in breach of this Agreement, whether or not due to any failure or delay in performance of its obligations under this Agreement, as a result of a cause beyond its reasonable control including but not limited to any act of God or public enemy, act of any military, civil or regulatory authority, terrorist act, change in any law or regulation, fire, flood, tornado, earthquake, storm, or o~er like event, disruption or outage of computers or communications, equipment failure, power or other utility failure, labor strikes, exchange action, action or inaction on the part of pricing services utilized by the Funds to price any Fund's Shares, unusual trading activity or the suspension or disruption of trading on any exchange or another other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented with reasonable care.


25. Confidentiality. Each party acknowledges and understands that any and all technical, trade secrets, or business information of the other party, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which IS disclosed to it by the other party or is otherwise obtained by such party, its affiliates, agents or representatives during the term of this Agreement ("Proprietary Information") constitutes trade secrets of the other party. Each party agrees to safeguard Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof, using at least the same degree of care as it employs with respect to protecting its own Proprietary Information. No party shall, without the prior written approval of an authorized officer of the other nonaffiliated party or parties hereto, directly or indirectly, disclose the Proprietary Information of the other nonaffiliated party or parties hereto to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of such party on a need to know basis or as may be required by law, rule, regulation, or court of competent jurisdiction. Each party shall promptly notify the other nonaffiliated party or parties hereto in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information by or on behalf of such party. Each party shall be liable under this Agreement to the other nonaffiliated party or parties hereto for any use or disclosure of Proprietary Information in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section shall continue in full force and effect notwithstanding the termination of this Agreement.

26. Section Headings. The section headings in this Agreement are for reference and convenience only and shall not be construed to limit or otherwise affect the meaning of this Agreement.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.


IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

/s/
PAYDEN & RYGEL DISTRIBUTORS
/s/ Terry W. Burns
AMERICAN UNITED LIFE INSURANCE COMPANY
/s/ Richard M. Ellery
ONEAMERICA SECURITIES, INC.

Appendix A
September 15, 2010

LIST OF FUNDS ELIGBLE TO PARTICIPATE UNDER THE ADMINISTRATIVE SERVICES AGREEMENT

The following is a list of the Funds eligible to participate under the Agreement and the compensation, calculated as set forth below*, to be paid to Service Provider.


                                    Shareholder  Rule 12b-l          Total
Fund Name        Ticker  Cusip        Service Fee   Fee                Fee
Payden Funds

Payden California PYCRX 704329-515     0.25%                        0.25%
Municipal Income Fund

Payden Core       PYCBX 704329-408     0.25%                        0.25%
Bond Fund

Payden Core       PYCBX 704329-408     0.25%       0.25%            0.25%
Bond Fund Advisor

Payden Corporate  PYACX 704329-66      0.25%                         0.25%
Bond Fund

Payden Emerging   PYEMX 704329-531     0.25%                         0.25%
Markets Bond Fund

Payden Emerging   PYEWX 704329-325     0.25%       0.25%             0.50%
Markets Bond Fund - Adviser

Payden Global     PYGEX 704329-374     0.35%                         0.35%
Equity Fund

Payden Global     PYGFX 704329-101     0.25%                         0.25%
Fixed Income Fund

Payden Global     PYGSX 704329-697     0.25%                         0.25%
Short Bond Fund

Payden GNMA Fund  PYGNX 704329-473     0.25%                         0.25%

Payden GNMA Fund  PYGWX 704329-317     0.25%        0.25%            0.50%
 - Adviser

Payden High       PYHRX 704329-572     0.25%                         0.25%
Income Fund

Payden High       PYHWX 704329-291     0.25%        0.25%            0.50%
Income Fund - Adviser

Payden Limited    PYLMX 704329-606     0.25%                         0.25%
Maturity Fund

Payden Short      PYSBX 704329-200     0.25%                         0.25%
Bond Fund

Payden Tax        PYTEX 704329-507     0.25%                         0.25%
Exempt Bond Fund

Payden U.S.       PYUSX 704329-796     0.25%                         0.25%
Government Fund

Payden U.S.       PYUWX 704329-341     0.25%         0.25%           0.50%
Government Fund - Adviser

Payden U.S.       PUGLX 704329-481     0.35%                         0.35%
Growth Leaders Fund

Payden Value      PYVLX 704329-739     0.35%                         0.35%
Leaders Fund


PaydenlKravitz Funds

Payden/Kravitz Cash PKCBX 70432R-I0l   0.10%          0.25%          0.35%
Balance Plan Fund - Adviser

Payden/Kravitz Cash PKBIX 70432R-200   0.10%                         0.10%
Balance Plan Fund - Institutional

Payden/Kravitz Cash PKCRX 704329-358   0.10%          0.50%          0.60%
Balance Plan Fund - Retirement

Metzler/Payden Funds

Metzler/Payden      MPYMX 59276Q-402   0.35%                         0.35%
European Emerging Markets Fund

*CALCULATION OF SERVICE PROVIDER COMPENSATION

Distributor agrees to pay Service Provider in accordance with the terms of Sections 4 and 5 thereof, compensation as set forth in the chart above per Benefit Plan Account. Such fee(s) shall be calculated quarterly based on the average daily net assets in each such Benefit Plan Account for the quarter. Service Provider shall provide Distributor an invoice after the end of each quarter, identifying the broker-dealer of record and certifying the number of actively funded sub-accounts subject to the aforementioned fee(s), and Distributor shall make such payment to the Service Provider within 30 business days of receipt of the invoice. Invoices submitted in excess of 60 days ofth~ time period to which the invoice relates are subject to non-payment. Such fee is subject to periodic review of services provided by Service Provider and cost savings to Distributor and may be revised by Distributor at any time upon notice to Service Provider.

                                   Appendix B

     FORM OF CERTIFICATION AUTHORIZING SERVICE PROVIDER TO RECEIVE RULE 12b-l SERVICE FEES

I, [Insert Name], a [Insert Title] of [Insert Name of Service Provider] ("Service Provider"), in accordance with an Administrative Services Agreement by and among Service Provider and Payden & Rygel Distributors ("Agreement"), do hereby certify that:

1. I am the duly [appointed/elected], qualified and presently incumbent [Insert Title] of Service Provider, am familiar with the facts herein certified, and am duly authorized to execute and deliver this Certificate of Service Provider.

     2. Service Provider provides certain administrative, recordkeeping and other services for the shareholder accounts in the mutual funds of The Payden & Rygel Investment Group and The Metzler/Payden Investment Group (each a "Fund" and collectively, the "Funds").

     3. Service Provider provides personal service and/or maintains the shareholder accounts of in the Fund(s) as contemplated by FINRA Rule 2830(b)(9) and the Agreement.

     4. Service Provider has not provided and does not intend to provide any services intended to result in the distribution of Fund Shares or the promotion of the Fund(s).

     5. Terms not otherwise defined herein shall have the meaning set forth in the Agreement.

     IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of September, 2010

     By: /s/ Richard M. Ellery
     Chief Counsel

                                   Appendix C

The purchase, sale, redemption and settlement of Funds will normally follow NSCC's processing procedures, as described above in Section 12, NSCC Fund/SERV. In the event that such procedures are not followed as described, the Manual Processing Procedures defined herein will apply.

1. On each business day that the New York Stock Exchange (the "Exchange") is open for business and on which Funds determines its net asset value ("Business Day"), Service Provider or its designee may transmit orders for the purchase, sale, exchange or transfer of Funds based solely upon the receipt of instructions from its customers prior to the close of trading (generally 3:00 p.m. Central time on the Exchange ("Close of Trading")) on such Business Day. Instructions from customers of Service Provider received by Service Provider or its agent prior to the Close of Trading on any given Business Day ("Day 1 ")(such orders are referred to as "Day 1 Trades") and transmitted to Funds or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties, by no later than 7:30 a.m. Central time the next Business Day ("Day 2"), will be executed at the net asset value (''NA V") of each applicable Fund, determined as of the Close of Trading on Day 1.

2. Immediately following the completion of the transmission of any customer orders by Service Provider to Funds, Service Provider will verify that such instructions were received by Funds by a method mutually acceptable to both parties.

3. Day 1 Trades shall settle on Day 2 ("Settlement Date"). Settlements will be through net Federal Funds wire transfers to an account designated"by Funds or its agent. In the case of instructions which constitute a net purchase order, Service Provider shall initiate a wire transfer of Federal Funds for the dollar amount of the net purchase order by 1:00 p.m. Central time on the Settlement Date to Fund's transfer agent. In the event the instructions constitute a net redemption order, Funds shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 1 :00 p.m. Central time on the Settlement Date. Settlement will be in U.S. dollars.

Appendix D

                         INFORMATION SHARING AGREEMENT

The provisions set forth below are included in and made a part of the Administrative Service Agreement between Distributor and Service Provider.

WHEREAS, Distributor is the principal distributor of the Funds and desires that Service Provider provide certain customer transaction information to the Funds to restrict or prohibit purchases or exchanges of Fund Shares that violate the Funds' market timing policies;

WHEREAS Service Provider is a "fmancial intermediary" as defmed in SEC Rule 22c-2, and is willing to provide certain customer transaction information to the Funds upon request and follow certain instructions from the Funds to curtail transactions in Fund Shares that violate the Funds' market timing policies.

WHEREAS pursuant to SEC Rule 22c-2, the Funds are required to enter into a written agreement with Service Provider under which Service Provider agrees to
(i) provide, at a Fund's request, identity and transaction information about the Shareholders who hold shares through an account with the Service Provider; and
(ii) execute instructions from a Fund to restrict or prohibit future purchases or exchanges.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, Distributor and Service Provider hereby agree as follows:

a. 1. Definitions.

                        For purposes of this Exhibit E:

1.1. The term "Fund" includes the Funds' principal underwriter, distributor and transfer agent.

1.2. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the Investment Company Act of 1940 that are held by Service Provider.

1.3. The term "Shareholder" means (i) the beneficial owner of Shares, whether the Shares are held directly or by Service Provider in nominee name or (ii) in the case of a retirement plan ("Plan") held at Service Provider on an omnibus basis, a Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of the Shares.

1.4. The term "written" includes electronic writings and facsimile transmissions.

1.5. The term "purchase" does not include the automatic reinvestment of dividends.

1.6. The term "promptly" as used in Section 2.1.2 shall mean as soon as practicable but in no event later than ten (10) business days from Service Provider's receipt of the request for information from a Fund or its designee.

b. 2. Shareholder Information.

2.1 Agreement to Provide Information Regarding Shareholders. Service Provider agrees to provide a Fund, upon written request, the taxpayer identification number ("TIN"), the Individual Taxpayer Identification Number ("ITIN") or other government issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Service Provider during the period covered by the request.

2.1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. A Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.1.2 Form and Timing of Response. (a) Service Provider agrees to provide, promptly upon request of a Fund or its designee, the requested information specified in Section 2.1. If requested by a Fund or its designee, Service Provider agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.1 is itself a fmancial intermediary ("Indirect Intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in
Section 2.1 for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Service Provider additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (b) Responses required by this Section 2.1.2 must be communicated in writing and in a format mutually agreed upon by the parties; and
(c) to the extent practicable, the format for any transaction information provided to the Fund will be consistent with the NSCC Standardized Data Reporting Format.

2.1.3 Limitations on Use of Information. The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of Service Provider or in violation of any selling agreement between Service Provider and the Funds.

2.2 Agreement to Restrict Trading. Service Provider agrees to execute written instructions from a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through Service Provider's account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.2.1 Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GU, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.2 Timing of Response. Service Provider agrees to execute instructions from a Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Service Provider.

2.2.3 Confirmation by Service Provider. Service Provider must provide written confirmation to a Fund that instructions from the Fund to restrict or prohibit trading have been executed. Service Provider agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.